EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Mohawk Industries, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-130190) on Form S-3 and (No 333-52070, No. 33-52544, No. 33-67282, No 33-87998, No 333-23577, No 333-74806, No 333-91908 and No 333-143370) on Form S-8, of Mohawk Industries, Inc. of our reports dated February 26, 2010, with respect to the consolidated balance sheets of Mohawk Industries, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the annual report on Form 10-K of Mohawk Industries, Inc.

As discussed in Note 13 to the consolidated financial statements, the Company adopted Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109, included in ASC Subtopic 740-10, Income Taxes-Overall, effective January 1, 2007.

/s/  KPMG LLP

Atlanta, Georgia
February 26, 2010